Exhibit 99.1

InFocus to be Acquired for $0.95 per Share

or Approximately $39 Million

InFocus Board Unanimously Recommends Acceptance of All-Cash Offer

WILSONVILLE, Oregon, April 13, 2009 – InFocus® Corporation (NASDAQ: INFS), the industry pioneer in digital projection, today announced that it has entered into a definitive merger agreement with Image Holdings Corporation (IHC), an Oregon company controlled by John Hui, an accomplished entrepreneur and co-founder of eMachines. Under the terms of the agreement IHC and its wholly-owned subsidiary, IC Acquisition Corp. (IC), will make an all cash tender offer to acquire all outstanding shares of InFocus stock at $0.95 per share, or approximately $39 million in total.

The Board of Directors unanimously recommends that InFocus shareholders accept and tender their shares into the offer, which represents a 36% premium over the April 9th closing price of $0.70, the last trading day prior to the agreement, and a 90% premium over the last 30 day average closing price of $0.50. The offer will be subject to the tender of a minimum of 65% of InFocus outstanding shares and other customary conditions, including the absence of any material adverse effect on the InFocus business. The offer and a subsequent merger that will result in InFocus becoming a wholly-owned subsidiary of IHC are expected to close in the second quarter of 2009.

“After an extensive review of strategic alternatives with InFocus management and our financial advisors, we determined this all cash sale of InFocus to IHC provides the best value for InFocus shareholders,” said Michael Hallman, the lead independent member of the InFocus board of directors.

“In addition to delivering compelling value to our shareholders, the partnership with IHC also creates clear benefits for InFocus customers, suppliers and employees,” said Bob O’Malley, the president and CEO of InFocus. “John Hui understands the technology industry and will assist InFocus in the execution of its strategy. Operating as a privately held company is expected to reduce our costs and facilitate our ability to focus on longer-term priorities. While this is a very big step for InFocus internally, our commitment to delivering innovative projection solutions has not changed.”

“I am very excited to become involved with InFocus and to assist in further positioning the company for its long term potential,” said John Hui, the controlling shareholder in IHC. “I associate significant value with the InFocus brand and with the company’s extensive network of channel partners. I look forward to working with InFocus management and building on the company’s innovative history and product leadership to return the company to a dominant position in the industry.”

Thomas Weisel Partners LLC served as the exclusive financial advisor to InFocus Corporation and its board of directors on the transaction.

Garvey Schubert Barer acted as legal advisor to InFocus and its board in connection with the transaction.

Averil Capital Markets Group, Inc. served as the exclusive financial advisor to IHC and IC.

Jones Day acted as legal advisor to IHC and IC.

About the Transaction

NOTICE TO INVESTORS: This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of InFocus common stock described in the press release has not commenced. At the time the offer is commenced, a tender offer statement on Schedule TO will be filed with the Securities and Exchange Commission (SEC) and InFocus will file a solicitation / recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase and a related letter of transmittal) and the solicitation / recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to InFocus shareholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained – in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projections, and over 245 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com.

About John Hui

John Hui has more than 20 years of experience in technology, computer and computer-related businesses. Mr. Hui has successfully owned a number of tech-related operations and continues to acquire, build and sell various organizations today. His background includes founding and running KDS USA, a US$400 million distributor of monitors and notebooks; co-founding eMachines, a US$1 billion computer company, and its subsequent sale to Gateway, Inc.; and purchasing Packard-Bell BV, a European computer distributor, and its subsequent sale to Acer Inc. John Hui has a history of lending his personal credit, channel knowledge and supply chain relationships to his family of companies. In addition to his background in the PC and related peripherals industries, Mr. Hui oversees various investments in the data storage, telecommunications, web applications and related I.T. areas. Mr. Hui is a US citizen and has lived in this country since 1973. He has BS and MBA degrees and is a certified internal auditor. He was a former Citicorp resident inspector (internal audit).

Forward-Looking Statements

This press release contains forward-looking statements including statements concerning the proposed acquisition of InFocus and the expected completion of the transaction. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, conditions affecting the industries in which InFocus operates, the parties’ ability to satisfy the conditions to the offer and the merger and to consummate the transactions, the ability of InFocus to realize anticipated cost savings, and other risk factors found in the InFocus annual report on Form 10-K for the year ended December 31, 2008. The forward-looking statements contained in this press release speak only as of the date on which they are made and InFocus does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts

Lisa K. Prentice

Chief Financial Officer

503-685-8980

David Woolf

Vice President of Marketing

503-685-8952

david.woolf@infocus.com